CONSENT OF INDEPENDENT ACCOUNTANT'S


We consent to the use for our report, relating to the financial statements of American Inflatables, Inc. as of the December 31, 2000, December 31, 1999 and each of the years in the three year period ended December 31, 2000 in the Form S-4 of American Inflatables, Inc. and National Paintball Supply Co., Inc.


/s/ Siegel Smith
Siegel-Smith, LLP
formerly Siegel, Smith & Garber LLP
October 1, 2001

Solana Beach, CA